AVIS BUDGET GROUP REPORTS RECORD FOURTH QUARTER 2013 RESULTS

•	For the quarter, revenue increased 9% to $1.8 billion.

•	Adjusted EBITDA increased 46% to $114 million, excluding certain items.

•	Diluted earnings per share were $0.15, excluding certain items, on a GAAP net loss of $28 million.

•	Full-year diluted earnings per share were $2.20, excluding certain items, on GAAP net income of $16 million.

•	Free Cash Flow exceeds $400 million.

•	Company issues estimates of its full-year 2014 results.

PARSIPPANY, N.J., February 19, 2014 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2013. For the quarter, the Company reported revenue of $1.8 billion, a 9% increase compared with the prior-year fourth quarter. Excluding certain items, Adjusted EBITDA increased 46% to $114 million, net income increased to $17 million, and diluted earnings per share increased to $0.15. The Company reported a GAAP net loss of $28 million in the traditionally slower fourth quarter primarily due to restructuring costs incurred in Europe and debt-extinguishment expenses.

For the year, the Company reported revenue of $7.9 billion, an increase of 8% compared with 2012. Excluding certain items, Adjusted EBITDA decreased 8% to $769 million, the second-highest total in the Company’s history, and net income was $256 million, or $2.20 per diluted share. The Company reported GAAP net income of $16 million.

“We had a strong year as we continued to realize the benefits of our long-term strategic plan. Our initiatives to accelerate growth in higher-profit customer segments and channels drove both strong volume and positive pricing. We also made a number of investments that not only expanded our global footprint, but also positioned us to benefit from faster-growing markets, highlighted by our acquisition of Zipcar,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “We capped the year by delivering a 46% increase in Adjusted EBITDA in the fourth quarter, reflecting strong revenue growth and margin expansion, while continuing to return cash to shareholders through share repurchases.”

Executive Summary
Revenue increased 9% in fourth quarter 2013 compared to fourth quarter 2012 primarily due to a 6% increase in rental days and the acquisition of Zipcar. Excluding Payless and the effect of currency movements, pricing in North America was essentially unchanged year-over-year. Fourth quarter Adjusted EBITDA increased 46% to $114 million, excluding certain items, primarily due to increased earnings in our North America segment.

Full-year revenue increased 8% to $7.9 billion. The increase was driven by 4% growth in rental days, a 1% increase in North American pricing, and an 11% increase in ancillary revenues. Adjusted EBITDA was $769 million for the full year, excluding certain items, a decline of 8% compared to 2012 primarily due to below-trend fleet costs in 2012 that normalized in 2013. The Company generated free cash flow of $460 million during 2013, bringing its total free cash flow over the last 24 months to $978 million.
Zipcar, acquired by the Company in March 2013, contributed approximately $74 million to revenue and $11 million to Adjusted EBITDA in the fourth quarter. For the full year, Zipcar contributed approximately $246 million to revenue and $25 million to Adjusted EBITDA, excluding certain items. Zipcar entered six new metropolitan markets in 2013.

Payless Car Rental, acquired by the Company in July 2013, contributed $21 million to revenue in the fourth quarter and $44 million to revenue for the full year. Payless’ contribution to Adjusted EBITDA was not significant.

Business Segment Discussion
The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and Zipcar business)

	2013	2012	% change
Revenue	$1,178	$1,060	11%
Adjusted EBITDA	$73	$47	55%

Revenue increased 11% primarily due to the acquisition of Zipcar and a 6% increase in volume. Adjusted EBITDA increased 55% primarily due to higher revenue and lower marketing costs, partially offset by an 8% increase in per-unit fleet costs. Excluding the acquisitions of Zipcar and Payless, revenue grew 2% and Adjusted EBITDA increased 34%. Adjusted EBITDA includes $1 million of restructuring costs in fourth quarter 2013.

International
(Consisting of the Company’s international vehicle rental operations)

	2013	2012	% change
Revenue	$586	$550	7%
Adjusted EBITDA	$29	$24	21%

Revenue increased 7% primarily due to a 6% increase in rental days and a 1% increase in total revenue per rental day (which excludes licensee revenues and was comprised of a 13% increase in ancillary revenue per day and a 2% decline in reported pricing). Adjusted EBITDA increased 21% primarily due to revenue growth and synergies from the integration of our European operations. Adjusted EBITDA includes restructuring costs of $19 million in fourth quarter 2013 and $11 million in fourth quarter 2012.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2013	2012	% change
Revenue	$85	$87	(2%)
Adjusted EBITDA	$3	$1	200%

Truck Rental revenue declined 2% due to a 5% decrease in volume, as our truck rental fleet was 14% smaller in 2013. Adjusted EBITDA more than doubled in the fourth quarter to $5 million, excluding restructuring costs related to our previously announced initiative to reposition this business.

Other Items

•
Share Repurchases - The Company repurchased approximately 720,000 shares of its common stock at a cost of $26 million in the fourth quarter, under the $200 million share repurchase program authorized in August. For the full year, the Company’s share repurchases totaled 1.6 million shares at a cost of approximately $50 million.

•
Debt Refinancing - In November, the Company completed a private offering of $250 million of senior notes due 2017 with an interest rate of LIBOR plus 2.75%. The Company used the proceeds from the offering to redeem all of its $150 million outstanding floating rate senior notes due 2014, to repay approximately $45 million of its floating rate term loan due 2016, and to repurchase approximately $48 million of other outstanding corporate debt.

•
Asset-Backed Debt Offering - In February 2014, the Company’s Avis Budget Rental Car Funding subsidiary issued approximately $675 million in five-year asset-backed notes with a weighted-average interest of 2.6%. The proceeds from the borrowing will provide funds for the repayment of maturing vehicle-backed debt and the acquisition of cars in the United States.

•
Annual Stockholders Meeting - We have scheduled our 2014 Annual Meeting of Stockholders for May 23, 2014 in Wilmington, Del. Stockholders of record as of the close of business on March 27, 2014 will be entitled to vote at the annual meeting.

Outlook
The Company today issued its estimates of its full-year 2014 results. The Company expects:

•
Full-year 2014 revenue will be approximately $8.3 billion to $8.5 billion, a 5% to 7% increase compared to 2013. In the Company’s North America segment, rental days are expected to increase 3% to 5%, and pricing is expected to increase approximately 1% in 2014.

•	Adjusted EBITDA will increase 7% to 17%, to approximately $825 million to $900 million, excluding certain items.

•
Per-unit fleet costs in its North America segment will be approximately $300 to $310 per month in 2014, compared to $299 per month in 2013. Total Company fleet costs are expected to be $295 to $305 per unit per month in 2014, an increase of approximately 2% to 5% compared to 2013.

•	Interest expense related to corporate debt will be approximately $220 million, a reduction of $8 million compared to 2013.

•
2014 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisitions of Avis Europe and Zipcar) will be approximately $150 million to $155 million.

•	Pretax income will be approximately $450 million to $530 million, excluding certain items.

•
Its effective tax rate in 2014 will be approximately 38%, excluding certain items, and its diluted share count will be approximately 114 million, including the effect of completing the remainder of the Company’s existing $200 million share repurchase authorization in 2014.

Based on these expectations, the Company estimates that its 2014 diluted earnings per share, excluding certain items, will increase approximately 11% to 30% compared to 2013, to $2.45 to $2.85.

The Company is continuing its award-winning efforts to reduce costs and enhance productivity through its Performance Excellence process-improvement initiative. The Company estimates that these efforts generated more than $50 million in benefits in 2013 compared to 2012 and expects that such initiatives will provide incremental benefits of more than $50 million in 2014. In addition, the Company expects to achieve incremental synergy benefits in 2014 from its acquisition and continued integration of Avis Europe, Payless and Zipcar.

The Company also continues to target $1 billion or more of Adjusted EBITDA, excluding certain items, in 2015.

Investor Conference Call
Avis Budget Group will host a conference call to discuss fourth quarter results on February 20, 2014, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on February 20 until 8:00 p.m. (ET) on March 7 at (203) 369-3578, access code: “Avis Budget.”

Investor Day
Avis Budget Group will host an Investor Day meeting on February 24, 2014 in New York City. The day will include presentations by members of the Company’s senior leadership team, a question-and-answer period, and an informal lunch providing institutional investors the opportunity to interact with management. Advance registration is required to attend the event. The Investor Day will be webcast live and a replay will be available following the conclusion of the event. To register or to access the webcast, please visit ir.avisbudgetgroup.com.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than 860,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar, Payless and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and our ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2012 and quarterly report on Form 10-Q for the quarter ended September 30, 2013, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, free cash flow, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, net cash provided by operating activities, income (loss) before income taxes and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, free cash flow, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, net cash provided by operating activities, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Income Statement and Other Certain Items
Net revenues	$1,849	$1,698	9%	$7,937	$7,357	8%
Adjusted EBITDA (non-GAAP)	92	66	39%	708	802	(12%)
Income (loss) before income taxes	(38)	(63)	*	97	300	(68%)
Net income (loss)	(28)	(46)	*	16	290	(94%)
Earnings (loss) per share - Diluted	(0.26)	(0.43)	*	0.15	2.42	(94%)

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,849	$1,698	9%	$7,937	$7,357	8%
Adjusted EBITDA	114	78	46%	769	840	(8%)
Income (loss) before income taxes	21	(11)	*	413	463	(11%)
Net income (loss)	17	(6)	*	256	291	(12%)
Earnings (loss) per share - Diluted	0.15	(0.07)	*	2.20	2.43	(9%)

	As of
	December 31, 2013	December 31, 2012
Balance Sheet Items
Cash and cash equivalents	$693	$606
Vehicles, net	9,582	9,274
Debt under vehicle programs	7,337	6,806
Corporate debt	3,394	2,905
Stockholders’ equity	771	757

		Three Months Ended December 31,			Year Ended December 31,
	Segment Results	2013	2012	% Change	2013	2012	% Change
	Net Revenues
	North America	$1,178	$1,060	11%	$5,083	$4,640	10%
	International	586	550	7%	2,481	2,342	6%
	Truck Rental	85	87	(2%)	373	374	0%
	Corporate and Other	—	1	*	—	1	*
	Total Company	$1,849	$1,698	9%	$7,937	$7,357	8%

	Adjusted EBITDA (B)
	North America	$73	$47	55%	$500	$556	(10%)
	International	29	24	21%	240	234	3%
	Truck Rental	3	1	*	15	33	(55%)
	Corporate and Other	(13)	(6)	*	(47)	(21)	*
	Total Company	$92	$66	39%	$708	$802	(12%)

	Reconciliation of Adjusted EBITDA to Pretax Income (loss)
	Total Company Adjusted EBITDA	$92	$66		$708	$802
Less:	Non-vehicle related depreciation and amortization	42	34		152	125
	Interest expense related to corporate debt, net:
	Interest expense	58	59		228	268
	Early extinguishment of debt	16	23		147	75
	Transaction-related costs	14	13		51	34
	Impairment	—	—		33	—
	Income (loss) before income taxes	$(38)	$(63)	*	$97	$300	(68%)

_______
*	Not meaningful.
(A)
During the three months and year ended December 31, 2013, we recorded certain items in our operating results before income taxes of $59 million and $316 million ($45 million and $240 million, net of tax), respectively. For the three months ended December 31, 2013, these items consisted of $16 million ($14 million, net of tax) for the early extinguishment of corporate debt, $22 million ($15 million, net of tax) in restructuring expenses, $14 million ($12 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and Zipcar and $7 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar. For the year ended December 31, 2013, these items consisted of $147 million ($110 million, net of tax) for costs related to the early extinguishment of corporate debt, $61 million ($40 million, net of tax) in restructuring expenses, $51 million ($41 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $24 million ($16 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

During the three months and year ended December 31, 2012, we recorded certain items in our operating results before income taxes of $52 million and $163 million ($40 million and $129 million, net of tax), respectively, and for the full-year period, a $128 million non-cash income tax benefit for pre-2007 taxes. During the three months ended December 31, 2012, these items consisted of $23 million ($16 million, net of tax) for the early extinguishment of corporate debt, $13 million ($13 million, net of tax) of transaction-related costs primarily related to the integration of Avis Europe, $12 million ($9 million, net of tax) in restructuring expenses and $4 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition. During the year ended December 31, 2012, certain items consisted of $75 million ($61 million, net of tax) for the early extinguishment of corporate debt, $38 million ($27 million, net of tax) in restructuring expenses, $34 million ($30 million, net of tax) in transaction-related costs primarily related to the integration of Avis Europe and $16 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $12 million and $10 million in fourth quarter 2013 and 2012, respectively, and $45 million and $39 million in the year ended December 31, 2013 and 2012, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Vehicle rental	$1,318	$1,213	$5,707	$5,297
Other	531	485	2,230	2,060
Net revenues	1,849	1,698	7,937	7,357

Expenses
Operating	994	942	4,074	3,824
Vehicle depreciation and lease charges, net	424	383	1,811	1,471
Selling, general and administrative	248	229	1,019	925
Vehicle interest, net	69	66	264	297
Non-vehicle related depreciation and amortization	42	34	152	125
Interest expense related to corporate debt, net:
Interest expense	58	59	228	268
Early extinguishment of debt	16	23	147	75
Restructuring expense	22	12	61	38
Transaction-related costs	14	13	51	34
Impairment (A)	—	—	33	—
Total expenses	1,887	1,761	7,840	7,057

Income (loss) before income taxes	(38)	(63)	97	300
Provision for (benefit from) income taxes	(10)	(17)	81	10
Net income (loss)	$(28)	$(46)	$16	$290

Earnings (loss) per share
Basic	$(0.26)	$(0.43)	$0.15	$2.72
Diluted	$(0.26)	$(0.43)	$0.15	$2.42

Weighted average shares outstanding
Basic	107.1	106.9	107.6	106.6
Diluted	107.1	106.9	116.6	121.6
_______
(A) We recorded a charge of $33 million ($33 million, net of tax) in third quarter 2013 for the impairment of our equity-method investment in our Brazilian licensee.

Table 3

Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
CAR RENTAL (A)

North America Segment (B)

Rental Days (000’s)	20,836	19,746	6%	89,086	85,954	4%
Time and Mileage Revenue per Day (C)	$39.38	$39.95	(1%)	$40.55	$40.22	1%
Average Rental Fleet	317,210	303,238	5%	342,430	329,146	4%

International Segment

Rental Days (000’s)	8,638	8,149	6%	37,400	35,371	6%
Time and Mileage Revenue per Day (D)	$42.50	$43.44	(2%)	$42.48	$43.49	(2%)
Average Rental Fleet	138,303	134,165	3%	145,263	139,769	4%

Total Car Rental (B)

Rental Days (000’s)	29,474	27,895	6%	126,486	121,325	4%
Time and Mileage Revenue per Day	$40.29	$40.97	(2%)	$41.12	$41.17	0%
Average Rental Fleet	455,513	437,403	4%	487,693	468,915	4%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,053	1,103	(5%)	3,953	4,215	(6%)
Time and Mileage Revenue per Day	$68.36	$63.82	7%	$76.85	$71.64	7%
Average Rental Fleet	23,386	27,226	(14%)	24,692	26,774	(8%)

_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding the July 2013 acquisition of Payless, the results for North America and Total Car Rental would have been as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
North America Segment (excluding Payless)
Rental Days (000’s)	20,326	19,746	3%	88,120	85,954	3%
Time and Mileage Revenue per Day *	$39.74	$39.95	(1%)	$40.70	$40.22	1%
Average Rental Fleet	309,505	303,238	2%	338,676	329,146	3%

Total Car Rental (excluding Payless)
Rental Days (000’s)	28,964	27,895	4%	125,520	121,325	3%
Time and Mileage Revenue per Day	$40.56	$40.97	(1%)	$41.23	$41.17	0%
Average Rental Fleet	447,808	437,403	2%	483,939	468,915	3%

* Excluding currency exchange effects, time and mileage revenue per day remained unchanged and increased 1 percentage point in the three months and year ended December 31, 2013, respectively.

(C)	Excluding currency exchange effects, time and mileage revenue per day decreased 1 and increased 1 percentage point in the three months and year ended December 31, 2013, respectively.
(D)
Excluding currency exchange effects, time and mileage revenue per day decreased 2 and 3 percentage points in the three months and year ended December 31, 2013. Reported time and mileage revenue per day for the three months and year ended December 31, 2013 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2013
Operating Activities
Net cash provided by operating activities	$2,253

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(665)
Net cash used in investing activities of vehicle programs	(1,569)
Net cash used in investing activities	(2,234)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	272
Net cash used in financing activities of vehicle programs	(196)
Net cash provided by financing activities	76

Effect of changes in exchange rates on cash and cash equivalents	(8)
Net change in cash and cash equivalents	87
Cash and cash equivalents, beginning of period	606
Cash and cash equivalents, end of period	$693

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2013
Pretax income	$97
Add-back of non-vehicle related depreciation and amortization	152
Add-back of debt extinguishment costs	147
Add-back of transaction-related costs and impairment	84
Working capital and other	109
Capital expenditures	(154)
Tax payments, net of refunds	(58)
Vehicle programs and related (B)	83
Free Cash Flow	460

Acquisition and related payments, net of acquired cash (C)	(612)
Borrowings, net of debt repayments	328
Transaction-related payments	(61)
Repurchases of common stock	(48)
Financing costs, foreign exchange effects and other	20
Net change in cash and cash equivalents (per above)	$87

_______
(A) See Table 5 for a description of Free Cash Flow.
(B) Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C) Includes the acquisitions of Zipcar and Payless Car Rental, our equity investment in our existing Brazilian licensee and settlement of a litigation judgment related to our acquisition of the Budget vehicle rental business in 2002, and excludes $9 million of vehicle assets purchased in the acquisition of licensees included within vehicle programs and related.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2013
Free Cash Flow (per above)	$460
Investing activities of vehicle programs	1,569
Financing activities of vehicle programs	196
Capital expenditures	154
Proceeds received on asset sales	(22)
Change in restricted cash	(14)
Acquisition-related payments	(29)
Transaction-related payments	(61)
Net Cash Provided by Operating Activities (per above)	$2,253

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, early extinguishment of debt, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share for the three months and year ended December 31, 2013, excluding certain items. For the three months ended December 31, 2013, these items consisted of $16 million ($14 million, net of tax) for costs related to the early extinguishment of corporate debt, $22 million ($15 million, net of tax) in restructuring expenses, $14 million ($12 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and Zipcar and $7 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar.

For the year ended December 31, 2013, these items consisted of $147 million ($110 million, net of tax) for costs related to the early extinguishment of corporate debt, $61 million ($40 million, net of tax) in restructuring expenses, $51 million ($41 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $24 million ($16 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2013.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

		Three Months Ended	Year Ended
		December 31, 2013	December 31, 2013
	Adjusted EBITDA, excluding certain items	$114	$769

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	35	128
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	58	228
	Income before income taxes, excluding certain items	21	413

	Less certain items:
	Early extinguishment of debt	16	147
	Restructuring expense	22	61
	Transaction-related costs	14	51
	Acquisition-related amortization expense	7	24
	Impairment	—	33
	Income (loss) before income taxes	(38)	97
	Provision for (benefit from) income taxes	(10)	81
	Net income (loss)	$(28)	$16

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$17	$256
	Less certain items, net of tax:
	Early extinguishment of debt	14	110
	Restructuring expense	15	40
	Transaction-related costs	12	41
	Acquisition-related amortization expense	4	16
	Impairment	—	33
	Net income (loss)	$(28)	$16

	Earnings per share, excluding certain items (diluted)	$0.15	$2.20

	Earnings (loss) per share (diluted)	$(0.26)	$0.15

	Shares used to calculate earnings per share, excluding certain items (diluted)	115.4	116.6

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, provision for (benefit from) income taxes, net income (loss) and diluted earnings (loss) per share for the three months and year ended December 31, 2012, excluding certain items. For the three months ended December 31, 2012, certain items consisted of $23 million ($16 million, net of tax) for costs related to the early extinguishment of corporate debt, $13 million ($13 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $12 million ($9 million, net of tax) in restructuring expenses and $4 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

For the year ended December 31, 2012, certain items consisted of $75 million ($61 million, net of tax) for costs related to the early extinguishment of corporate debt, $38 million ($27 million, net of tax) in restructuring expenses, $34 million ($30 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe, $16 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and a $128 million non-cash income tax benefit for pre-2007 taxes.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income (loss):

		Three Months Ended	Year Ended
		December 31, 2012	December 31, 2012
	Adjusted EBITDA, excluding certain items	$78	$840

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	30	109
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	59	268
	Income (loss) before income taxes, excluding certain items	(11)	463

	Less certain items:
	Early extinguishment of debt	23	75
	Restructuring expense	12	38
	Transaction-related costs	13	34
	Acquisition-related amortization expense	4	16
	Income before income taxes	(63)	300
	Provision for (benefit from) income taxes, excluding certain items	(5)	172
	Benefit from incomes taxes on certain items	(12)	(162)
	Provision for (benefit from) income taxes	(17)	10
	Net income (loss)	$(46)	$290

Reconciliation of net income (loss), excluding certain items to net income (loss):

	Net income (loss), excluding certain items	(6)	291
	Less certain items, net of tax:
	Early extinguishment of debt	16	61
	Restructuring expense	9	27
	Transaction-related costs	13	30
	Acquisition-related amortization expense	2	11
	Non-cash income tax benefit for pre-2007 taxes	—	(128)
	Net income (loss)	$(46)	$290

	Earnings (loss) per share, excluding certain items (diluted)	$(0.07)	$2.43

	Earnings (loss) per share (diluted)	$(0.43)	$2.42

	Shares used to calculate earnings per share, excluding certain items (diluted)	106.9	121.6

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.